                                                                     EXHIBIT 2.2

                               PURCHASE AGREEMENT

                                  BY AND AMONG

                                 THE MEMBERS OF

                        SURGERY CENTER PARTNERS, L.L.C.,

                    SYMBION AMBULATORY RESOURCE CENTRES, INC.

                                       AND

                              SMBIMS KIRKWOOD, INC.

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                                TABLE OF CONTENTS

I.  PURCHASE AND SALE OF SUBJECT INTEREST.........................................................      1
         1.1.     Purchase and Sale of Subject Interest...........................................      1
         1.2.     Consideration...................................................................      1
         1.3.     Post-Closing Purchase Price Adjustment..........................................      2
         1.4.     Assignment......................................................................      2
         1.5.     Expenses........................................................................      2
         1.6.     Closing.........................................................................      3
         1.7.     Further Acts and Assurances.....................................................      3
         1.8.     Interpretation..................................................................      3

II.  REPRESENTATIONS AND WARRANTIES OF SELLERS....................................................      4
         2.1.     Authorization and Binding Effect of Sellers.....................................      4
         2.2.     Organization of the Company.....................................................      4
         2.3.     Capitalization..................................................................      4
         2.4.     Subsidiaries....................................................................      4
         2.5.     Ownership of Properties.........................................................      5
         2.6.     Absence of Certain Recent Changes...............................................      5
         2.7.     Agreements and Commitments......................................................      5
         2.8.     Litigation, Etc. ...............................................................      5
         2.9.     Court Orders, Decrees and Compliance with Laws..................................      5
         2.10.    Taxes...........................................................................      6
         2.11.    Financial Statements............................................................      6
         2.12.    Extraordinary Liabilities and Encumbrances......................................      6
         2.13.    Licenses........................................................................      6
         2.14.    Regulatory Compliance...........................................................      6
         2.15.    No Finders or Brokers...........................................................      7
         2.16.    Pension, Etc. ..................................................................      7
         2.17.    Employees.......................................................................      8
         2.18.    Insurance Coverage..............................................................      9
         2.19.    Payments to Sellers.............................................................      9
         2.20.    Appraisal Reports and Surveys...................................................      9
         2.21.    Absence of Certain Changes......................................................      9
         2.22.    Environmental Conditions........................................................     10
         2.23.    Medical Waste...................................................................     11
         2.24.    Certain Representations With Respect to the Center..............................     12
         2.25.    No Untrue or Inaccurate Representation or Warranty..............................     12

III.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.................................................     12
         3.1.     Organization and Standing.......................................................     12
         3.2.     Authorization and Binding Effect................................................     12
         3.3.     Ownership.......................................................................     12
         3.4.     No Finders or Brokers...........................................................     12
         3.5.     Adequate Funding................................................................     12
         3.6.     No Untrue or Inaccurate Representation or Warranty..............................     13

IV.  COVENANTS OF PURCHASER.......................................................................     13
         4.1.     Best Efforts....................................................................     13
         4.2.     Short Period Tax Return.........................................................     13

V.  COVENANTS OF SELLERS..........................................................................     13
         5.1.     Best Efforts....................................................................     13
         5.2.     Reserved........................................................................     13
         5.3.     Conduct of Business.............................................................     13
         5.4.     Additional Financial Information................................................     13
         5.5.     Notification of Certain Matters.................................................     13
         5.6.     Exclusivity.....................................................................     14
         5.7.     Covenant Not to Compete.........................................................     14
         5.8.     Termination or Merger of Benefit Plans..........................................     15

VI.  CONDITIONS TO CLOSING BY PURCHASER...........................................................     15
         6.1.     Compliance......................................................................     15
         6.2.     Due Diligence Review; Accuracy and Completeness of Schedules....................     15
         6.3.     Consents, Authorizations, Etc. .................................................     15
         6.4.     No Action or Proceeding.........................................................     16
         6.5.     Good Standing Certificate.......................................................     16
         6.6.     No Material Adverse Effect......................................................     16
         6.7.     Assignment Agreement............................................................     16
         6.8.     Reorganization of Company in Delaware; Adoption of Operating Agreement..........     16
         6.9.     Ancillary Transactions..........................................................     16
         6.10.    Waiver of Conditions............................................................     16

VII.  CONDITIONS TO CLOSING BY SELLER.............................................................     16
         7.1.     Compliance......................................................................     16
         7.2.     Secretary's Certificate.........................................................     17
         7.3.     Consent, Authorizations, Etc. ..................................................     17
         7.4.     No Action or Proceeding.........................................................     17
         7.5.     Good Standing Certificate.......................................................     17
         7.6.     Waiver of Conditions............................................................     17

VIII.  INDEMNIFICATION............................................................................     17
         8.1.     Indemnification of Purchaser....................................................     17
         8.2.     Indemnification of Sellers......................................................     18
         8.3.     Notice and Control of Litigation................................................     18
         8.4.     Notice of Claim.................................................................     19
         8.5.     Limitations.....................................................................     19
         8.6.     Indemnification as Sole Legal Remedy............................................     20

IX.  TERMINATION..................................................................................     20
         9.1.     Termination.....................................................................     20
         9.2.     Notice of Termination...........................................................     20
         9.3.     Consequences of Termination.....................................................     20

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
X.  MISCELLANEOUS.................................................................................     21
         10.1.    Schedules and Other Instruments.................................................     21
         10.2.    Additional Assurances...........................................................     21
         10.3.    Consented Assignment............................................................     21
         10.4.    Legal Fees and Costs............................................................     21
         10.5.    Choice of Law and Venue.........................................................     21
         10.6.    Benefit/Assignment..............................................................     21
         10.7.    Cost of Transaction.............................................................     22
         10.8.    Confidentiality.................................................................     22
         10.9.    Public Announcements............................................................     22
         10.10.   Waiver of Breach................................................................     22
         10.11.   Notice..........................................................................     23
         10.12.   Severability....................................................................     23
         10.13.   Gender and Number...............................................................     23
         10.14.   Divisions and Headings..........................................................     23
         10.15.   Survival........................................................................     23
         10.16.   Entire Agreement/Amendment......................................................     23
         10.17.   Waiver of Jury Trial............................................................     24
         10.18.   Tax Advice and Reliance.........................................................     24

                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT ("Agreement"), dated as of November 11, 2004, is by and among the several members of Surgery Center Partners, L.L.C., a Missouri limited liability company (the "Company") who are identified on Exhibit A hereto (each a "Seller" and collectively the "Sellers"), and SMBIMS Kirkwood, Inc., a Tennessee corporation ("Purchaser"). The Sellers and Purchaser are sometimes referred to herein individually as a "Party" and collectively as the "Parties." SYMBION AMBULATORY RESOURCE CENTRES, INC., a Tennessee corporation ("SARC"), joins herein solely for the purposes of manifesting its agreement with Article VIII hereof and Section 3.5.

                                    RECITALS:

      WHEREAS, as of the date hereof, the Sellers collectively own 95 of the 101 outstanding units of membership interest (such 95 outstanding units being, collectively, the "Interests") of the Company in the percentages set forth on Exhibit A hereto; and

      WHEREAS, the Company's sole business is to own and operate an outpatient surgery center known as the Surgery Center of Kirkwood located at 1028 South Kirkwood Road, Kirkwood, Missouri (the "Center"); and

      WHEREAS, the Sellers desire to sell to Purchaser, in the proportions set forth on Exhibit A, a 50.00% membership interest in the Company (the "Subject Interest"); and

      WHEREAS, in addition to the Subject Interest, Purchaser has entered into two additional agreements (such agreements being the "Galanis Call Option" and the "Sudekum Put Option", respectively, and, together, the "Option Agreements") providing for (1) Purchaser to have the right, but not the obligation, to acquire from John C. Galanis, M.D. ("Galanis") any remaining interest in the Company held by Galanis (the "Galanis Option Interest"), and (2) Tony Sudekum, M.D. ("Sudekum") to have the right, but not the obligation, to require Purchaser to purchase from Sudekum three (3) units of Membership Interest in the Company held by Sudekum (the "Sudekum Option Interest" and, together with the Galanis Option Interest, the "Option Interests"); and

      WHEREAS, Purchaser is ready, willing and financially able to take such actions to enable it to purchase such Subject Interest in conformity with the terms hereof.

      NOW, THEREFORE, in consideration of the foregoing and of the promises and mutual covenants contained herein, the Parties hereby agree as follows:

                    I. PURCHASE AND SALE OF SUBJECT INTEREST

      1.1.  Purchase and Sale of Subject Interest. At the Closing (as defined in
Section 1.6 hereof), Purchaser agrees to purchase from Sellers, and each Seller agrees to sell, assign, transfer and deliver to Purchaser, the Subject Interest, free and clear of any and all claims, liens, security interests, rights of first refusal, options, warrants or other encumbrances of any nature ("Encumbrances").

      1.2. Consideration. Subject to the terms and conditions hereof, in reliance upon the representations and warranties of Sellers set forth herein, and as consideration for the purchase and sale of the Subject Interest as herein contemplated, Purchaser agrees to tender to Sellers as the purchase price hereunder (the "Purchase Price"), subject to adjustment as provided in Section
1.3 below, an aggregate amount of

$25,755,000. The Purchase Price, as adjusted in accordance herewith, shall be payable to Sellers by delivery at the Closing in cash or by checks payable to each of the Sellers in the amounts set forth on Exhibit A.

      1.3.  Post-Closing Purchase Price Adjustment.

      (a) Not more than 120 days after the Closing Date, Purchaser shall deliver to Sellers a balance sheet of the Company as of the Closing Date prepared in accordance with generally accepted accounting principles, consistently applied (GAAP) (the "Closing Balance Sheet") and prepared on a basis consistent with the balance sheet of the Company as of July 31, 2004 (the "Sellers' Balance Sheet") that was prepared by Sellers and is attached hereto as
Exhibit 1.3(a). The Net Working Capital of the Company reflected on the Closing Balance Sheet is referred to herein as the "Purchaser's Working Capital Position." Except as provided in Section 1.3(b) hereof, on or before the 160th day after the Closing Date (the "Adjustment Payment Date") either (i) Sellers shall pay Purchaser in immediately available funds an amount equal to 50.00% of the amount by which the Purchaser's Working Capital Position is less than $2,500,000, or (ii) Purchaser shall pay Sellers in immediately available funds 50.00% of the amount by which the Purchaser's Working Capital Position exceeds $2,500,000. Any payments to or from Sellers hereunder shall be paid by or to each Seller in proportion to such Seller's percentage ownership of the Subject Interest immediately prior to the Closing. All payments under this Section 1.3(a) shall be by wire transfer to an account designated by the party entitled to receive any such payments. For purposes of this Agreement, "Net Working Capital" shall mean, as of the date of determination, an amount equal to (a) the sum of the current assets, including, without limitation, the following items:
(i) cash, (ii) accounts receivable-net, (ii) inventories and supplies, and (iii) prepaid expenses, minus (b) the sum of the current liabilities, including, without limitation, the following items: (i) accounts payable, and (ii) accrued expenses, but excluding the current portion of long-term debt.

      (b) Within 30 days after Purchaser's delivery of the Closing Balance Sheet, Sellers holding not less than a majority of the Subject Interest immediately prior to the Closing (a "Sellers' Majority") may, in a written notice to Purchaser, describe in reasonable detail any proposed adjustments to the Closing Balance Sheet and the reasons therefor, and shall include pertinent calculations. If Sellers' Majority shall fail to deliver notice of objection to the Closing Balance Sheet within such 30 day period, then all Sellers shall be deemed to have accepted the Closing Balance Sheet. In the event that, following delivery of such a notice, Purchaser and such Sellers' Majority are not able to agree on the Closing Balance Sheet within 30 days from and after the receipt by Purchaser of any objections raised by such Sellers, Purchaser and such Sellers' Majority shall each have the right to require that such disputed determinations be submitted to Deloitte & Touche LLP or to such other certified public accounting firm as such Sellers' Majority and Purchaser may then mutually agree upon in writing, for computation or verification in accordance with the provisions of this Agreement. The foregoing provisions for certified public accounting firm review shall be specifically enforceable by the Parties; the decision of such accounting firm shall be final and binding upon Purchaser and all Sellers; there shall be no right of appeal from such decision; and such accounting firm's fees and expenses for each such disputed determination shall be borne by the Party whose determination has been modified by such accounting firm's report or by all Parties in proportion to the relative amount each Party's determination has been modified. Any payments due under this Section 1.3 shall bear interest at eight percent (8%) per annum from the Adjustment Payment Date.

      1.4. Assignment. The sale, assignment, transfer and delivery of each of the Subject Interest shall be made by each Seller's execution and delivery at the Closing of an Assignment substantially in the form attached as Exhibit 1.4 hereto (the "Assignment") and such other recordable instruments of assignment, transfer and conveyance as Purchaser shall request.

      1.5. Expenses. All expenses of the preparation of this Agreement and of the transactions provided for herein shall be borne by the respective Parties incurring such expense, whether or not such transactions are consummated. Notwithstanding the foregoing, Purchaser understands and agrees that Company may pay expenses of the Sellers incurred in the transactions or make other distributions to Sellers on account of their Interests preceding the Closing, which expenses and distributions shall be taken into account in calculating Purchaser's Working Capital Position for purposes of
Section 1.3 hereof.

      1.6. Closing. The sale, purchase and other activities provided for herein (the "Closing") shall take place at Waller Lansden Dortch and Davis, PLLC, 511 Union Street, Suite 2700, Nashville, Tennessee 37219, or at such other place as the Parties may agree upon, as soon as practicable following the satisfaction (or waiver) of all of the conditions to closing set forth in Articles VI and VII (such date being the "Closing Date"), and the Closing shall be deemed effective at 12:01 a.m. on the Closing Date.

      1.7. Further Acts and Assurances. Sellers shall, at any time and from time to time at and after the Closing, upon request of Purchaser, take any and all steps necessary to place Purchaser in possession and operating control of the Subject Interest and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better transferring and confirming to Purchaser or to its successors or permitted assigns, or for reducing to possession, such Subject Interest.

      1.8. Interpretation. In this Agreement, unless the context otherwise requires:

      (a) references to this Agreement are references to this Agreement and to the Schedules and Exhibits attached hereto;

      (b) references to Articles and Sections are references to articles and sections of this Agreement;

      (c) references to any Party to this Agreement shall include references to its respective successors and permitted assigns;

      (d) references to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal;

      (e) references to a person shall include references to any individual, company, body corporate, association, limited liability company, firm, joint venture, trust or governmental entity or agency;

      (f) the terms "hereof," "herein," "hereby" and derivative or similar words will refer to this entire Agreement;

      (g) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the Parties from time to time;

      (h)   the word "including" shall mean including without limitation;

      (i) each representation, warranty and covenant contained herein shall have independent significance and, if any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant, provided that indemnification for any such breach shall be only in accordance with and subject to the limitations of Article VIII hereof; and

      (j) in respect of a party, the term "Affiliate" shall mean any entity controlling, controlled by or under common control with such party.

                  II. REPRESENTATIONS AND WARRANTIES OF SELLERS

      The Sellers hereby jointly and severally represent and warrant to Purchaser as follows:

      2.1. Authorization and Binding Effect of Sellers. Each Seller has all necessary authority and power to execute and deliver this Agreement and consummate the transactions contemplated hereby and has taken all action required to be taken to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes a valid and binding agreement or commitment against the Sellers in accordance with its terms. The execution of this Agreement by the Sellers, the performance by the Sellers of their obligations hereunder and the consummation of the transaction contemplated hereby by the Sellers will not require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit termination of, or result in the creation or imposition of any lien upon any properties, assets or business of the Company under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Company is a party or by which the Company or any of its assets or properties is bound or encumbered, except as indicated on
Schedule 2.1 hereof. No notice to, filing or registration with or authorization, consent or approval of any public body or governmental or regulatory authority is necessary for the transfer by Sellers of the Subject Interest as contemplated by this Agreement (and the Option Interests, if acquired pursuant to the Option Agreements), except as indicated on Schedule 2.14 hereto. Each Seller, except David Hauschild ("Hauschild"), is an individual licensed to practice medicine and residing in the State of Missouri. Hauschild resides in the State of Missouri.

      2.2. Organization of the Company. The Company is a limited liability company duly organized and validly existing in good standing under the laws of the State of Missouri, has full power and authority to own and operate its property and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its property or business requires. Sellers have delivered to Purchaser true, accurate and complete copies of the Company's Articles of Organization, which reflect all amendments made thereto at any time prior to the date of this Agreement. The Company is not in default under or in violation of any provision of (i) its Articles of Organization, or (ii) any outstanding note, bond, indenture, mortgage, contract, instrument or other agreement or commitment or any order, judgment or decree to which either is a party.

      2.3. Capitalization. All of the issued and outstanding equity securities of the Company, other than the Option Interests, are owned by the persons set forth on Exhibit A hereto under the heading "Units Before Closing." The Subject Interest constitutes a 50.00% membership interest in the Company. All Interests, including the Subject Interest and the Option Interests, are validly issued, fully paid and nonassessable. Sellers are the record and beneficial owners and holders of the Interests as set forth on Exhibit A. Other than the Option Agreements, there are no existing agreements, options, warrants, rights, calls or commitments of any character to which the Company or any Seller is a party or by which it is bound providing for the issuance of any additional Interests, or for the repurchase or redemption of any Interests, and there are no outstanding interests or other instruments convertible into or exchangeable for Interests and no commitments to issue such Interests.

      2.4. Subsidiaries. The Company does not own and is not obligated to purchase any equity interest in or any other interest convertible into or exchangeable for an equity interest in any entity.

      2.5.  Ownership of Properties.

      (a) Attached hereto as Schedule 2.5(a) are state and local UCC searches on the Company. Except for the real property which is leased by the Company and except as disclosed in such Schedule 2.5(a), the Company has good and marketable title to all of the operating assets of the Company necessary or appropriate for the continued operation of the Center, all of which are listed on Schedule 2.5(b) (collectively, the "Assets"), free and clear of all liens, claims or encumbrances, and any mortgages or other indebtedness secured by any real estate or other property. Schedule 2.5(a) reflects all security interests relating to the Assets in every place where security interests created or perfected by filing are legally required to be filed and include copies of all such financing statements.

      (b) All Assets are located at the Center and to the best of Sellers' knowledge and belief, are in good operating condition and state of repair, subject only to ordinary wear and tear, which is not such as to affect adversely the operation of the Assets in the ordinary course of business. Such Assets are reflected in the Financial Statements at net book value. Except as disclosed on
Schedule 2.5(b), the Assets constitute all of the Assets required to operate the Center in accordance with historical practice and as the Center is being operated by Sellers on and as of the Closing Date. No Person has indicated that any Asset needs to be replaced or that any new item of equipment needs to be acquired by the Company.

      2.6 Absence of Certain Recent Changes. To the best of Sellers' knowledge, since December 31, 2003, there has not been any law, regulation, event or condition of any character that has had or is reasonably likely to have an adverse effect on the business of the Company.

      2.7 Agreements and Commitments. Schedule 2.7 sets forth a list of each Material Provider Contract, as hereinafter defined, and each Business Contract, as hereinafter defined, to which the Company is a party or by which the Company is bound or which may have an effect on the Subject Interest or business carried on by the Company (the "Contracts"). Except as noted in Schedule 2.7, all such Contracts are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each (except the Management Agreement) is with an unrelated third party and was entered into on an arm's length basis in the ordinary course of business, and all will continue to be binding in accordance with its terms as of the Closing Date. "Material Provider Contract" means any contract with a network of healthcare providers or a third party payor, including, without limitation, employers and insurance companies, to provide healthcare services to patients and which during the twelve-month period ending September 30, 2004 reimbursed the Company for four or more cases performed at the Center. "Business Contract" means any written or oral commitment, contract, lease agreement or other instrument which is not with a network of healthcare providers or a third party payor to provide healthcare services to patients.

      2.8. Litigation, Etc. Except as noted in Schedule 2.8, there is no litigation, arbitration, governmental claim, investigation or proceeding, pending or, to any Seller's knowledge, threatened, against the Company at law or in equity, before any court, arbitration tribunal or governmental agency. All claims and professional liability incident reports relating to the Center have been submitted to the Company's insurer(s). All claims made or, to each Seller's knowledge, threatened against the Company or the Center in excess of the deductible are covered under the Company's current insurance policies. Sellers have provided Purchaser with a complete list of all general liability incidents, incident reports and malpractice claims that have occurred at the Center since July 1, 2003.

      2.9. Court Orders, Decrees and Compliance with Laws. There is not outstanding or, to any Seller's knowledge, threatened, any order, writ, injunction or decree or any court, governmental agency or arbitration tribunal against or affecting the Company or the Interests, including the Subject Interest. The Company is in compliance with all applicable federal, state and local laws, regulations and administrative orders, except where noncompliance therewith would not have an adverse effect on the Company or the Interests, including the Subject Interest, and has received no notices of alleged violations thereof. To the best of Seller's knowledge, no governmental authority is currently conducting an investigation, there are no proceedings against the Company and no such investigation or proceeding is being threatened.

      2.10. Taxes. All tax returns ("Tax Returns") required to be filed by or on behalf of the Company or any predecessor entity have been timely filed with the appropriate tax authorities or requests for extensions have been timely filed and any such extensions have been granted and have not expired, each such Tax Return was true, complete and correct in all respects and all Taxes (as defined below) with respect to taxable periods or portions thereof covered by such Tax Returns and all other Taxes (without regard to whether a Tax Return was or is required) for which the Company is otherwise liable have been paid in full or, to the extent are not yet due, have been adequately reserved against on the Company's balance sheet. For purposes of this provision, "Taxes" means all applicable taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any governmental entity, and including any interest, penalties and additions attributable thereto, federal, state, local and foreign tax returns, reports, declarations, statements and other documents.

      2.11. Financial Statements. Schedule 2.11(a) hereto consists of true, correct and complete copies of internally prepared financial statements of the Company for the year ended December 31, 2003 and for the nine-month period ended September 30, 2004 (collectively, the "Financial Statements"). Subject to the foregoing, the Financial Statements are true, correct and, except as expressly limited by the reports therein, complete in all respects and, except as provided in Schedule 2.11(b), have been prepared in accordance with GAAP. The balance sheets included in the Financial Statements present fairly the financial position of the Company, as of the respective dates thereof and the other financial statements included therein present fairly the results of operations for the periods indicated. The Financial Statements reflect or adequately provide for all claims against, and all debts and liabilities of, the Company, fixed or contingent, existing at the dates thereof except as provided on
Schedule 2.11(b). There has not been any change between December 31, 2003 and the date of this Agreement which has had or is likely to have an adverse effect on the financial position or results of operations of the Company. Sellers acknowledge and agree that Purchaser relied upon the financial information set forth in the Financial Statements in order to determine the consideration paid under Section 1.2 hereof.

      2.12. Extraordinary Liabilities and Encumbrances. Except as disclosed in
Schedule 2.5(a) and Schedule 2.12, there are no Encumbrances on the Interests (including the Subject Interest) or the Assets, and the Company has no liabilities of any nature, whether accrued, absolute, contingent or otherwise. Except as disclosed in Schedule 2.5(a) or Schedule 2.12, there are no facts in existence on the date hereof known or which should be known to Sellers which might reasonably serve as the basis for any Encumbrance or other liability or obligation of the Company.

      2.13. Licenses. The Company has all licenses, permits and approvals which are needed or required by law to operate the business related to or affecting the business of the Company. Sellers have delivered to Purchaser an accurate list and summary description (attached as Schedule 2.13 hereto) of all such licenses and permits and of all other franchises, trademarks, trade names, service marks, patents, patent applications and copyrights, owned or held by the Company relating to the ownership, development or operations of any of the assets, all of which are now and as of Closing shall be in good standing and not subject to meritorious challenge.

      2.14. Regulatory Compliance. The Company is and has at all times been in compliance with all applicable statutes, rules, regulations, and requirements of all federal, state, and local commissions, boards, bureaus, and agencies having jurisdiction over the Company and the operations of the Company, including, but not limited to, the false claims, false representations, anti-kickback and all other provisions of the Medicare/Medicaid fraud and abuse laws (42 U.S.C.
Section 1320a-7 et seq.) and the physician self-referral provisions of the Stark Law (42 U.S.C. Section 1395nn). The Company timely filed all reports, returns, data, and other information required by federal, state, municipal or other governmental authorities which control, directly or indirectly, any of the Company's activities to be filed with any commissions, boards, bureaus, and agencies and has paid all sums heretofore due with respect to such reports and returns. No such report or return has been knowingly inaccurate, incomplete or misleading. The Company has not engaged in any activities that are prohibited under 42 U.S.C. Section 1320a-7b or the regulations promulgated thereunder, or under any statutes or regulations, or which are prohibited by rules of professional conduct.

      2.15. No Finders or Brokers. No Seller has engaged any finder or broker in connection with the transactions contemplated hereunder.

      2.16. Pension, Etc.

      (a) Schedule 2.16 hereto sets forth a true, complete and correct list (all of which are collectively referred to as the "Benefit Plans") of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), all specified fringe benefit plans as defined in Section 6039D of the Internal Revenue Code of 1986, as amended (the "Code"), and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, savings, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether oral or written, qualified or non-qualified) which is currently and within the past six (6) years has been maintained or contributed to by Seller, the Company or any of their affiliates for the benefit of the employees of the Company (or their dependents). Neither Seller, the Company nor any affiliate has ever contributed to, or had an obligation to contribute to, any multiple employer plan (other than as set forth on Schedule 2.16), multiemployer plan (within the meaning of Section 3(37) of ERISA) or any plan subject to Title IV of ERISA. For purposes of this Section 2.16, the term "affiliate" is any person or entity which, together with the Seller, would be treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

      (b) Contributions required to be made under the terms of any of the Benefit Plans as of the date hereof have been timely made or, if not yet due, have been (and will be) properly reflected on the Closing Balance Sheet, as applicable. No prohibited transaction(s) (within the meaning of the Code) has occurred in respect of the Benefit Plans.

      (c) To the knowledge of Seller and the Company, each Benefit Plan has been established and administered in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, (or, in the case of a standardized form or paired plan, a favorable opinion or notification letter) and nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan or the exempt status of any such trust. The Benefit Plans do not discriminate in operating in favor of employees who are officers or highly compensated.

      (d) There are no pending or, to the knowledge of Seller and the Company, threatened claims by or on behalf of the Benefit Plans or by any employee of the Company alleging a breach or breaches of fiduciary duties or violations of other applicable state or Federal law which could result in liability on the part of the Company or the Benefit Plans under ERISA or any other law, nor is there any reasonable basis for such a claim.

      (e) Seller and the Company have at all times complied and currently comply in all material respects with the applicable continuation coverage requirements for their welfare benefit plans, including the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and any applicable state statutes mandating health insurance coverage for employees.

      (f) Except as required by Title I, Part 6 of ERISA, no Benefit Plan provides welfare benefits to any person following termination of employment with Seller or any affiliate and no Seller or affiliate has any obligations (written or oral) to provide any post-employment or retiree welfare benefits.

      (g) Except as set forth on Schedule 2.16 hereto, all returns, reports, disclosure statements and premium payments required to be made under ERISA and the Code with respect to the Benefit Plans have been timely filed or delivered. The Benefit Plans have not been audited or investigated by either the Internal Revenue Service or the Department of Labor within the last five years, and there are no outstanding audit issues with reference to the Benefit Plans pending before said governmental agencies. No event has occurred and no condition exists that would subject Seller or any affiliate to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations with respect to each Benefit Plan.

      2.17. Employees.

      (a) Schedule 2.17(a) hereto sets forth a true, correct and complete list, as of the date hereof, of the names of all employees and other such individuals (independent contractors) who provide service for the Company, including, without limitation, employees of the Company currently on a leave of absence or disability leave (the "Employees"). Except as set forth in Schedule 2.17(a), all of Employees are "at will" employees. Except as set forth in
Schedule 2.17(a), Seller is not a party to any oral (express or implied) or written (i) employment agreement, (ii) consulting agreement, or (iii) independent contractor agreement with any individual or entity owned entirely by medical professionals. The Company is in compliance with all federal, state and local laws and regulations respecting employment and employment practices, labor practices, terms and conditions of employment and wages and hours. The employee relations of the Company are good. There is no pending or, to the best knowledge and belief of Sellers, threatened employee strike, work stoppage or labor dispute. No union representation question exists respecting any employees of the Company, no collective bargaining agreement exists or is currently being negotiated by the Company, no demand has been made for recognition by a labor organization by or with respect to any employees of the Company, no union organizing activities by or with respect to any employees of the Company are taking place, and none of the employees of the Company is represented by any labor union or organization. There is no unfair practice claim against the Company before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or threatened against or involving the business of the Company, and none has occurred. The Company is not engaged in any unfair labor practices. Except as set forth on Schedule 2.17(a), there are no pending or, to the best knowledge and belief of Sellers, threatened EEOC claims, wage and hour claims, unemployment compensation claims, workers' compensation claims or the like against the Company. No employee has provided notice to the Company, oral or written, of any plans to terminate employment with the Company, except as noted on Schedule 2.17(a). Seller is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, labor relations, safety and health. Seller has complied in all material respects with all requirements of the Immigration and Reform Control Act of 1986. Seller has not experienced within the past 12 months a "plant closing" or "mass layoff" within the meaning of the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq.

      (b) All payroll, including salaries, benefits and all FICA, FUTA and other taxes related to payroll (the "Payroll"), due to the Employees, in accordance with their biweekly payroll program, through the Closing Date has been paid by the Company. Schedule 2.17(b) sets forth the Payroll of the Company as of the most recent payroll period for all Employees. There has been no increase in the Payroll of the Company since December 31, 2003, other than as set forth on Schedule 2.17(b). Other than as set forth on Schedule 2.17(b) and except those incurred in the normal course of business, no Employee will have received any bonus or increase in compensation since December 31, 2003 and there has been no "general increase" in the compensation or rate of compensation payable to any of the Employees since December 31, 2003, except in the ordinary course of business. Except in the ordinary course of business, since December 31, 2003, and other than as set forth on Schedule 2.17(b), there has been no promise to any of the Employees orally or in writing of any bonus or increase in compensation, whether or not legally binding. Except in the ordinary course of business, since December 31, 2003, there has been no other change in the information disclosed on Schedule 2.17(b).

      (c) Sellers have delivered to Purchaser an accurate list (Schedule 2.17(c)) of the accrued paid time off, including vacation, holiday and sick pay, of each of the Employees as of the date hereof.

      2.18. Insurance Coverage. The Company maintains in full force and effect, with no premium arrearages, liability and hazard insurance policies bearing the numbers, for the terms, with the companies, in the amounts and providing the coverage set forth on Schedule 2.18. True and correct copies of all such policies and all endorsements thereto have been delivered to Purchaser.

      2.19. Payments to Sellers. Schedule 2.19 sets forth all payments by the Company to any member of the Company since December 31, 2001, other than distributions made to members solely in respect of their ownership interests in the Company and other than management fees paid under the Management Agreement.

      2.20. Appraisal Reports and Surveys . Since December 31, 2001, there have been no appraisal reports, surveys or other documents which evaluate or describe the Company's business or any of the Assets which have not been delivered to Purchaser.

      2.21. Absence of Certain Changes. Except as permitted or contemplated by this Agreement, since July 1, 2003, the Company has not:

      (a) other than in the ordinary course of business, incurred any indebtedness or other liabilities (whether accrued, absolute, contingent or otherwise), sold or disposed of any of its capital assets with a historical cost of greater than $10,000;

      (b) guarantied any indebtedness or sold or disposed of any of its non-capital assets other than in the ordinary course of business;

      (c) suffered any damage, destruction or loss, to any of the tangible Assets, whether or not covered by insurance with a historical cost of greater than $10,000;

      (d) established or agreed to establish any pension, retirement or welfare plan for the benefit of its employees not theretofore in effect, except as noted on Schedule 2.16 or Schedule 2.21(d);

      (e) suffered any change in its financial condition, assets, liabilities or business or to Sellers' knowledge suffered any other event or condition of any character that individually or in the aggregate has or might reasonably be expected to have an adverse effect on its business;

      (f) experienced any labor organizational efforts, strikes or formal complaints or entered into any collective bargaining agreements with any union;

      (g) made any single capital expenditure that exceeded $10,000 or made aggregate capital expenditures that exceeded $20,000, except as noted on
Schedule 2.21(g) hereof;

      (h) disposed of any assets, written down the value of any of the Assets which are capital assets with a historical cost of greater than $10,000, written off as uncollectible any account receivable (excluding contractual adjustments and charity care) in excess of $5,000 or revalued any of the Assets, with a historical cost of greater than $10,000, except as noted on Schedule 2.21(h) hereof;

      (i) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than in the ordinary course of business, except as noted on Schedule 2.21(i) hereof;

      (j) canceled any debts or waived any claims or rights in either case, other than an accounts receivables written-off in the ordinary course of its business;

      (k) entered into, amended or terminated any contract, agreement or license to which it is a party;

      (l)   made any change in any method of accounting or accounting practice;

      (m)   canceled, or failed to continue, insurance coverages; or

      (n) agreed, whether in writing or otherwise, to take any action described in Section 2.21(a)-(m).

      2.22. Environmental Conditions.

      (a) The Company and the Center are currently in compliance with all Environmental Laws (as hereinafter defined), including, but not limited to, the possession by the Company of all permits and other governmental authorization required under applicable Environmental Laws to operate the Center as currently operated and is in compliance with the terms and conditions thereof.

      (b) Neither the Company nor the Center has stored any Hazardous Substances (as hereinafter defined) on any of the Real Property, except in compliance with applicable Environmental Laws.

      (c) Neither the Company nor the Center has disposed of or released any Hazardous Substances on any of the Real Property.

      (d) Neither the Company nor the Center has utilized any transporters or disposal facilities for the transport or disposal of Hazardous Substances, other than Medical Waste (as hereinafter defined), the disposal of which is covered by
Section 2.22 hereof.

      (e) Neither the Company nor the Center has received any communication (written or oral), whether from a governmental authority, citizens' group, employee or otherwise, that alleges that such entity is not in full compliance with Environmental Laws, and, to the best knowledge of Sellers, there are no circumstances that may prevent or interfere with such full compliance in the future. There is no Environmental Claim (as defined below) pending or, to the best knowledge of Sellers, threatened against the Company or the Center.

      (f) Sellers have no knowledge of any actions, activities, circumstances, conditions, events or incidents, including, but not limited to, the release, emission, discharge, presence or disposal of any Hazardous Substances that could form the basis of any Environmental Claim against the Company or the Center.

      (g)   The following terms shall have the following meanings:

      "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, but not limited to, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of Hazardous Substances at any location which is or has been owned, leased, operated or utilized by the Center or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

      "Environmental Laws" means the federal, state (including, but not limited to, the State of Missouri), regional, county or local environmental, health or safety laws, regulations, ordinances, rules and policies and common law in effect on the date hereof and the Closing Date relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal, emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to protection of human health or the environment (including, but not limited to, ambient air, surface water, ground water, land surface or subsurface strata), as the same may be amended or modified to the date hereof and the Closing Date.

      "Hazardous Substances" means any toxic or hazardous waste, pollutants or substances, including, without limitations, asbestos containing materials ("ACMs"), polychlorinated biphenyls ("PCBs"), petroleum products, byproducts, or other hydrocarbon substances, substances defined or listed as a "hazardous substance", "toxic substance", "toxic pollutant", or similarly identified substance or mixture, in or pursuant to any Environmental Law.

      "Real Property" means any real property leased or owned by the Company.

      2.23. Medical Waste. With respect to the generation, transportation, treatment, storage, and disposal, or other handling of Medical Waste, the Company and the Center have complied with all Medical Waste Laws (as hereinafter defined).

      "Medical Waste" includes, but is not limited to, (a) pathological waste,
(b) blood, (c) sharps, (d) wastes from surgery or autopsy, (e) dialysis waste, including contaminated disposable equipment and supplies, (f) cultures and stocks of infectious agents and associated biological agents, (g) contaminated animals, (h) isolation wastes, (i) contaminated equipment, (j) laboratory waste, and (k) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals. "Medical Waste" also includes any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq. ("MWTA").

      "Medical Waste Law" means the following, including regulations promulgated and orders issued thereunder, all as may be amended from time to time: the MWTA, the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Sections 2501 et seq., the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Sections 1401 et seq., The Occupational Safety and Health Act, 29 USCA Sections 651 et seq., the United States Department of Health and Human Services, National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119, and any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.

      2.24. Certain Representations With Respect to the Center.

      (a) Complete and accurate copies of all Material Provider Contracts and Business Contracts have been furnished to Purchaser. The Company is in compliance with all of the terms, conditions and provisions of all such contracts.

      (b) The Company is qualified for participation in the Medicare program. Complete and accurate copies of the Company's existing Medicare contracts for the Center have been furnished to Purchaser. The Company is in compliance with all of the terms, conditions and provisions of all such contracts.

      (c)   The Company does not participate in the CHAMPUS program.

      (d) The Center is licensed by the State of Missouri Department of Health and Senior Services as an ambulatory surgery center. The Company is in compliance in all respects with all the terms, conditions and provisions of such licenses. The facilities, equipment, and operations of the Center satisfy, without exception, the applicable ambulatory surgery center licensing requirements of the State of Missouri.

      2.25. No Untrue or Inaccurate Representation or Warranty. No representation or warranty by Sellers contains or will knowingly contain any untrue statement of fact, or omits or will omit to state a fact necessary to make the statements therein not misleading.

                III. REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Sellers as follows:

      3.1. Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has full corporate power and authority to conduct its business as now being conducted and is duly qualified to do business in Missouri.

      3.2. Authorization and Binding Effect. Purchaser has all necessary authority and corporate power to execute and deliver this Agreement and consummate the transactions contemplated hereby and has taken all action required to be taken by or on the part of Purchaser to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes a valid and binding agreement enforceable against Purchaser in accordance with its terms. The execution of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation of the transaction contemplated hereby by the Purchaser will not require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit termination of, or result in the creation or imposition of any lien upon any properties, assets or business of the Company.

      3.3. Ownership. Purchaser is an indirect wholly owned subsidiary of SARC, which is a wholly owned subsidiary of Symbion, Inc., a Delaware corporation.

      3.4. No Finders or Brokers. Purchaser has not engaged any finder or broker in connection with the transactions contemplated hereunder.

      3.5. Adequate Funding. SARC has adequately funded Purchaser to enable Purchaser to perform its obligations hereunder.

      3.6. No Untrue or Inaccurate Representation or Warranty. No representation or warranty by Purchaser contains or will knowingly contain any untrue statement of fact, or omits or will omit to state a fact necessary to make the statements therein not misleading.

                           IV. COVENANTS OF PURCHASER

      4.1. Best Efforts. Purchaser hereby covenants and agrees to take all necessary and timely corporate action and to use its reasonable best efforts to obtain all consents and approvals required to carry out the transactions contemplated herein and to satisfy the conditions specified herein.

      4.2. Short Period Tax Return. Because Purchaser's acquisition of the Subject Interest will constitute a technical termination of the existing partnership, following Closing, Purchaser will shall cooperate in all reasonable respects to permit the Company's pre-closing accountants to timely prepare and file, at Company's cost, a final, short period tax return.

                             V. COVENANTS OF SELLERS

      5.1. Best Efforts.Sellers shall take, and shall cause the Company to take, all necessary action and shall use their reasonable best efforts to obtain all consents and approvals required to carry out the transactions contemplated herein and to satisfy the conditions specified herein including, but not limited to, the reorganization of the Company as a Delaware limited liability company to occur simultaneously with or immediately upon the Closing. To that end, each Seller hereby consents and agrees to take any action reasonably necessary to accomplish such reorganization, including but not limited to, the adoption and approval of any resolution, certificate or other instrument providing for the merger of the Company with and into a Delaware limited liability company to accomplish such reorganization. By execution of this Agreement, all Sellers shall be deemed to have consented to any such reorganization.

      5.2.  Reserved.

      5.3. Conduct of Business. Between the date hereof and the Closing Date, except as otherwise approved by Purchaser, the Company shall conduct its business only in the ordinary course thereof consistent with past practice and in such a manner that the representations and warranties contained in Article II hereof shall be true and correct at and as of the Closing Date (except for changes contemplated, permitted or required by this Agreement) and so that the conditions to be satisfied by Sellers at the Closing shall have been satisfied. Sellers have caused the Company, consistent with conducting its business in accordance with reasonable business judgment, preserve its business intact and use its best efforts to keep available to Purchaser the services of its current employees.

      5.4. Additional Financial Information. Within 20 days following the end of each calendar month prior to Closing, Sellers will deliver to Purchaser true and complete copies of the unaudited balance sheets and the related unaudited statements of income and cash flow of, or relating to, the Company for each month then ended, together with a year-to-date compilation and the notes, if any, related thereto, which presentation shall be true, correct and complete in all material respects, shall have been prepared from and in accordance with the books and records of the Company and which shall fairly present the financial position, results of operations and cash flow of the Company as of the date and for the period indicated, all in accordance with GAAP, except as set forth on
Schedule 2.11(b).

      5.5. Notification of Certain Matters. Until the Closing Date, Sellers shall promptly advise Purchaser in writing of (i) any change or event that would cause any condition to closing in Article VI or VII to be unable to be satisfied, (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (iii) the existence of any matter arising or discovered which would have been required to be set forth or described in the Exhibits and Schedules to this Agreement. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

      5.6. Exclusivity. During the period from the date of this Agreement until its termination in accordance with Article IX hereof, Sellers shall not, and shall cause the Company to not, and will cause each of its and their respective agents, employees, and affiliates to not, except as expressly contemplated herein, directly or indirectly, initiate, encourage, conduct or hold discussions with any corporation, partnership, person or other entity (other than Purchaser and its Affiliates) concerning:

      (a) a purchase, affiliation, joint venture or lease of all, or a material part of, the Company or Center;

      (b)   the management of the Center;

      (c) the transfer by any Seller of any of its ownership in the Center or the Company; or

      (d) the issuance by the Company of any debt, equity or hybrid securities.

If a Seller or the Company shall receive any unsolicited offer or correspondence relating to a transaction of the type described in this Section 5.6, such Seller or the Company, as the case may be, shall promptly notify Purchaser of any such transaction or negotiations and disclose the terms of any such proposal.

      5.7. Covenant Not to Compete. Each Seller (other than Galanis) agrees that for a period of five (5) years following the Closing (the "Restricted Period"), neither he nor any of his Affiliates shall, directly or indirectly, own an interest in, lease, manage, joint venture with or be employed by a Competing Business that is located within a radius of twenty five (25) miles of the Center (and, solely as to Hauschild, fifty (50) miles in the case of those businesses set forth in (II) of the definition of Competing Business) (the "Restricted Area"). Nothing in this Section 5.7 is intended to prevent a Seller or his Affiliate from practicing medicine, being a member of the medical staff of, or referring patients to, any other hospital or health care facility. Each Seller agrees that the restrictions contained in this Section 5.7 are reasonable and necessary to protect the legitimate interests of the Company, the Purchaser and the Purchaser's Affiliates, and that any violation of this provision would result in damages to the Company, the Purchaser and the Purchaser's Affiliates which cannot be compensated by money alone. Each Seller agrees that the Purchaser and the Purchaser's Affiliates will be entitled to injunctive relief without proving actual damages or posting any bond. If a court shall hold that the duration and/or scope (geographic or otherwise) of the agreement contained in this Section 5.7 is unreasonable, then, to the extent permitted by law, the court may prescribe a duration and/or scope (geographic or otherwise) that is reasonable and judicially enforceable. The parties agree to accept such determination, subject to their rights of appeal, which the parties hereto agree shall be substituted in place of any and every offensive part of this Section 5.7, and as so modified, this Section 5.7 shall be as fully enforceable as if set forth herein by the parties in the modified form.

      As used herein, a "Competing Business" is:

      (I) any health care business which provides a facility in which surgical procedures are performed and shall include, without limitation, a specialty hospital, hospital or ambulatory surgery center; provided, however, the private practice of any Seller will not be a Competing Business as long as substantially all of the Seller's professional services are rendered through such practice and such practice only performs surgeries which do not (i) require a separate license, (ii) require the presence of an anesthesiologist, (iii) involve conscious sedation or (iv) generate a separate facility fee; provided, further, fees that are, as of the date hereof, being billed under "professional fee" codes in connection with in-office surgeries being performed by the private practice of any Seller in the ordinary course of business shall not be deemed to be a "separate facility fee" for purposes hereof for each such private practice that is billing such fees as of the date hereof; or

      (II) any business that markets to or seeks referrals from employers, insurance companies or other third-party payors with respect to surgical services for workers compensation claims or otherwise holds itself out as having expertise in or able to provide surgical services related to workers compensation claims; provided, however, the private practice of any Seller will not be a Competing Business as long as such activities are solely for the purpose of obtaining patients for treatment by such private practice.

      Solely as to Hauschild, Purchaser agrees to consult with Hauschild from time to time as reasonably requested by Hauschild, to consider in good faith the making of, on a case-by-case basis, at Purchaser's sole discretion, one or more exception to the foregoing covenant if and to the extent Purchaser determines, in its sole discretion, that the interests of Purchaser and its Affiliates would not be adversely affected.

      5.8. Termination or Merger of Benefit Plans. Notwithstanding anything herein to the contrary, if requested by Purchaser prior to the Closing Date, the Sellers hereby covenant and agree to cause Company to merge, freeze, terminate, amend or take any other action with respect to any Benefit Plan that Purchaser, in its sole discretion, deems advisable; to take all steps necessary to accomplish such requests; to provide all the required notices to participants and appropriate governmental agencies; to adopt all necessary resolutions and Benefit Plan amendments; and to provide to Purchaser satisfactory evidence of the executed documents described in this Section 5.8. Notwithstanding the foregoing, the Company shall only be required to take such action in the event Purchaser has waived all conditions to Closing provided in Article VI (except any related to execution of documents at the time of Closing or any requiring the presentation of documents at Closing) and Purchaser shall indemnify Sellers and the Company for any damages, losses, liabilities, fines or penalties incurred as a result of taking any such action.

                     VI. CONDITIONS TO CLOSING BY PURCHASER

      Except as may be waived by Purchaser, the obligations of Purchaser to purchase the Subject Interest and to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

      6.1. Compliance. All of the representations and warranties of Sellers contained in Article II of this Agreement shall be true as of the date of this Agreement and as of the time of the Closing, except as would not individually or in the aggregate have a material adverse effect on the Company or the results of operations or financial condition of the Center, and Sellers shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, except for noncompliance which would not individually or in the aggregate have a material adverse effect on the Company or the results of operations or financial condition of the Center. Purchaser shall have been furnished a certificate dated the Closing Date and signed by each Seller, to the foregoing effect.

      6.2. Accuracy and Completeness of Schedules. Purchaser shall not have determined the Schedules provided by Sellers and attached hereto to be inaccurate or incomplete in any material respect.

      6.3. Consents, Authorizations, Etc. All necessary licenses, certifications, permits and approvals from federal, state and local governmental units for the transactions contemplated hereby, and for the continued operation of the Center as an ambulatory surgery center following the consummation of the transactions contemplated hereby, shall have been issued to the Company in form and substance reasonably satisfactory to Purchaser.

      6.4. No Action or Proceeding. No action or proceeding shall have been brought or threatened before any court or administrative agency to prevent the consummation of, or to seek damages in a material amount by reason of, the transactions contemplated hereby, and no governmental authority shall have asserted that these transactions constitute a violation of law or give rise to liability on the part of Purchaser or the Company.

      6.5. Good Standing Certificate. Sellers shall have delivered to Purchaser a good standing certificate issued with respect to the Company, issued by the Secretary of State of the State of Missouri, dated as of a date that is not more than 15 days prior to the Closing Date.

      6.6. No Material Adverse Effect. The operations of the Company and the Center shall have been conducted in the ordinary course of business, consistent with past practice, and from the date of the Financial Statement until the Closing, no event shall have occurred or have been threatened, which has or would have a material and adverse effect upon the operations of the Company or the Center or their respective prospects; and none of the Company, the Assets and the Center shall have sustained any loss or damage, whether or not insured, that affects materially and adversely (in the reasonable, good faith opinion of Purchaser) the value of the Company, the Center or the Assets.

      6.7.  Assignment Agreement. Each Seller shall have delivered to Purchaser
(a) a duly executed assignment agreement in the form attached hereto as Exhibit 1.4; and (b) any other document or instrument as may be reasonably requested by Purchaser to evidence the transfer the Subject Interest from Sellers to Purchaser.

      6.8. Reorganization of Company in Delaware; Adoption of Operating Agreement. All actions necessary to cause the Company to become reorganized as a Delaware limited liability company shall have been taken, such reorganization to occur simultaneously with and immediately upon the Closing. The Operating Agreement of the Company, in the form attached as Exhibit 6.8, shall have been adopted by each member of the Company.

      6.9.  Ancillary Transactions. Purchaser shall have:

      (a) acquired all of the outstanding capital stock of Dacot, Inc. from the holders thereof;

      (b)   entered into the Option Agreements.

      6.10. Waiver of Conditions. Purchaser may waive any condition of this
Article VI to the extent permitted by applicable law.

                      VII. CONDITIONS TO CLOSING BY SELLER

      Except as may be waived in writing by Sellers, the obligations of Sellers to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

      7.1. Compliance. All of the representations and warranties made by Purchaser contained in Article III of this Agreement shall be true as of the date of this Agreement and as of the time of Closing, except as would not individually or in the aggregate have a material adverse effect on Seller's interests under this Agreement, and Purchaser shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, except for noncompliance which would not individually or in the aggregate have a material adverse effect on Seller's interests under this Agreement. Sellers shall have been furnished with a certificate, dated the Closing Date, of a duly authorized officer of Purchaser to the foregoing effect.

      7.2. Secretary's Certificate. At the Closing, Sellers shall have received copies of the following, in each case certified as of the Closing Date by a Secretary or an Assistant Secretary of Purchaser:

      (a) resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other agreements that Purchaser is required to execute and deliver pursuant to the terms of this Agreement; and

      (b) the signature and incumbency of the officers of Purchaser authorized to execute and deliver this Agreement and the other agreements and certificates that Purchaser is required to deliver on or before the Closing Date pursuant to this Agreement.

      7.3. Consent, Authorizations, Etc. All necessary consents, authorizations, licenses, certifications, permits and approvals from federal, state and local governmental units for the transactions contemplated hereby, and for continued operation of the Center as an ambulatory surgery center following the consummation of the transactions contemplated hereby, shall have been issued to the Company in form and substance reasonably satisfactory to Seller.

      7.4. No Action or Proceeding. No action or proceeding shall have been brought or threatened before any court or administrative agency to prevent the consummation of, or to seek damages in a material amount by reason of, the transactions contemplated hereby, and no governmental authority shall have asserted that these transactions constitute a violation of law or give rise to liability on the part of Sellers.

      7.5. Good Standing Certificate. Purchaser shall have delivered to Sellers a good standing certificate issued with respect to Purchaser by the Secretary of the State of Tennessee. Such good standing certificate shall be dated as of a date that is not more than 15 days prior to the Closing Date.

      7.6.  Waiver of Conditions. Sellers may waive any conditions of this
Article VII to the extent permitted by applicable law.

                              VIII. INDEMNIFICATION

      8.1. Indemnification of Purchaser. Sellers, jointly and severally, shall upon demand indemnify and hold Purchaser harmless against, and reimburse Purchaser from time to time when and as costs are incurred for, any actual damage, loss, liability, fine, penalty, charge, administrative or judicial proceeding or order, judgment, remedial action requirement, enforcement action of any kind, cost or expense (including reasonable attorneys' fees and other expenses incurred in investigating or defending any claim against Purchaser for such damage, loss, cost or expense) (collectively, "Losses"): (i) incurred by Purchaser or SARC resulting from any breach of Sellers' representations, warranties or covenants in this Agreement, or any document or instrument delivered pursuant hereto, or from any misrepresentation in, or omission from, any information, certificate, license, report or other instrument or agreement furnished to Purchaser pursuant to this Agreement made by Sellers, other than any breach, misrepresentation, omission or inaccuracy within "Purchaser's Actual Knowledge" (as defined below); (ii) resulting from, or in any way related to, any litigation, debt, lien, charge, encumbrance, damage, cost, claim, expense, assessment or other liability asserted against Purchaser, SARC, the Company or the assets of any of them, as a result of, or with respect to, the operation of the Company's business or the Center prior to the Closing, regardless of when an action, suit, claim or proceeding is filed or made; (iii) incurred by Purchaser or SARC in connection with any suit, claim or proceeding of any nature seeking to recover damages for personal injury, death or property damage due or alleged to be due to occurrences before the Closing; and (iv) any of the foregoing that results in a decrease in the value of the Company; provided, however, with respect to Losses that result solely in a decrease in the value of the Company, the Losses deemed to have been sustained by Purchaser shall equal the product of (a) 50.00% plus the Sharing Percentage, if any, represented by the Sudekum Option Interest (but only to the extent the Sudekum Option is exercised in accordance with its terms) multiplied by (b) of the aggregate decrease in the value of the Company. Purchaser shall have the right, with notice, to offset or set off amounts owed to it under this Section
8.1 against amounts owed by Purchaser or its Affiliates to Sellers pursuant to any other obligations. Purchaser's right to indemnification, payment of damages or other remedy hereunder based upon Sellers' breach of their representations, warranties, covenants and obligations herein will not be affected or limited by any investigation conducted by or on behalf of Purchaser with respect hereto, any preparation or compilation by or on behalf of Purchaser of schedules to this Agreement, or any knowledge acquired (or capable of being acquired) by Purchaser, except the Purchaser's Actual Knowledge, of such breach at any time before or after the execution and delivery of this Agreement or the Closing Date with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. As used herein, "Purchaser's Actual Knowledge" means the actual knowledge of William V. B. Webb, III or George Goodwin.

      8.2. Indemnification of Sellers. Purchaser and SARC jointly and severally shall upon demand indemnify and hold Sellers harmless against, and reimburse Sellers from time to time when and as costs are incurred for, any actual damage, loss, liability, fine, penalty, charge, administrative or judicial proceeding or order, judgment, remedial action requirement, enforcement action of any kind, cost or expense (including reasonable attorneys' fees and other expenses incurred in investigating or defending any claim against Sellers for such damage, loss, cost or expense) incurred by Sellers resulting from any breach of Purchaser's representations, warranties or covenants in this Agreement, or any document or instrument delivered pursuant hereto, or from any misrepresentation in, or omission from, any information, certificate, license, report or other instrument or agreement furnished to Sellers pursuant to this Agreement made by Purchaser and/or SARC, other than any breach, misrepresentation, omission or inaccuracy within "Sellers' Actual Knowledge" (as defined below). Sellers shall have the right, with notice, to offset or set off amounts owed to it under this
Section 8.2 against amounts owed by Sellers to Purchaser pursuant to any other obligations. Sellers' right to indemnification, payment of damages or other remedy hereunder based upon Purchaser's representations, warranties, covenants and obligations herein will not be affected or limited by any investigation conducted by or on behalf of Sellers with respect hereto, any preparation or compilation by or on behalf of Sellers of schedules to this Agreement, or any knowledge acquired (or capable of being acquired) by Sellers, except the Sellers' Actual Knowledge, at any time before or after the execution and delivery of this Agreement of the Closing Date with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. As used herein, "Sellers' Actual Knowledge" means the actual knowledge of any Seller.

      8.3. Notice and Control of Litigation. If any claim or liability is asserted in writing by a third party ("Third Party Claim") against a party entitled to indemnification under this Article VIII (the "Indemnified Party") which would give rise to a claim under this Article VIII, the Indemnified Party shall notify the person(s) giving the indemnity (collectively, if more than one, the "Indemnifying Party") in writing of the same within 15 days of receipt of such written assertion of a claim or liability. The Indemnifying Party shall have the right to defend a claim and control the defense, settlement and prosecution of any litigation; provided that the Indemnifying Party expressly agrees in a manner reasonably acceptable to the Indemnified Party to be solely obligated to satisfy and discharge the Third Party Claim unless the interests of the Indemnified Party and the Indemnifying Party are or are likely to be adverse, in which case the Indemnified Party shall have the right to hire its own counsel and undertake the defense and the cost thereof shall be part of the claim for which the Indemnified Party shall be indemnified. If the Indemnifying Party, within ten days after notice of such claim, fails to defend such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party. Anything in this Section 8.3 notwithstanding, (i) if there is a reasonable probability that a claim may adversely affect the Indemnified Party (because money damages or other money payments may not be an adequate remedy or because money damages or payments may be substantial or are not likely to be collectible from the Indemnifying Party), the Indemnified Party shall have the right, at its own cost and expense, to defend, compromise and settle such claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect of such claim. All Parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, the indemnity with respect to the subject matter of the required notice shall continue, but shall be limited to the damages that would have resulted absent the Indemnified Party's failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

      8.4. Notice of Claim. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Article VIII (except as otherwise provided for under Section 8.3), the Indemnified Party shall notify the Indemnifying Party in writing of the same within 45 days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Article VIII. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the indemnity with respect to the subject matter of the required notice shall continue, but shall be limited to the damages that would have nonetheless resulted absent the Indemnified Party's failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

      8.5.  Limitations.

      (a) Except as set forth in Section 8.5(b), (i) Sellers shall not be liable for indemnification pursuant to this Agreement for any claims based on the breach, misrepresentation, omission or inaccuracy of any representation or warranty that involves an amount of damage that is individually less than $500 ("Excluded Claims") and (ii) Sellers shall be liable for indemnification pursuant to this Agreement only after the total indemnification claims, excluding amounts in respect of Excluded Claims, exceed $50,000 (the "Threshold") in the aggregate. If the Threshold is met, Sellers shall be liable for the entire amount of all claims which are not an Excluded Claim back to the "first dollar" of damages.

      (b) The limitations contained in Section 8.5(a) will not apply to amounts payable pursuant to Sections 1.2 or 1.3.

      (c) Except as set forth in Section 8.5(d), (i) Purchaser and SARC shall not be liable for indemnification pursuant to this Agreement for any claims based on the breach, misrepresentation, omission or inaccuracy of any representation or warranty that involves an amount of damage that is individually less than $500 ("Excluded Claims") and (ii) SARC and Purchaser shall be liable for indemnification pursuant to this Agreement only after the total indemnification claims, excluding amounts in respect of Excluded Claims, exceed the Threshold, in the aggregate. If the Threshold is met, Purchaser and SARC shall be liable for the entire amount of each claim which is not an Excluded Claim back to the "first dollar" of damages.

      (d) The limitation contained in Section 8.5(c) will not apply to amounts payable pursuant to Sections 1.2 or 1.3.

      (e) Notwithstanding the provisions of this Agreement, the Sellers shall not be required to indemnify the Purchaser and SARC pursuant to this Agreement in an amount or amounts exceeding, in the aggregate, the sum of (I) the Purchase Price theretofore paid by the Purchaser and SARC, in accordance herewith and pursuant hereto, and (II) the Option Exercise Price (as defined in the Sudekum Put Option) for the Sudekum Option Interest if the Sudekum Put Option has been exercised. Notwithstanding the provisions of this Agreement, no Seller shall be required to indemnify Purchaser and/or SARC pursuant to this Agreement in an amount greater than the amount of the Purchase Price received by such Seller (as adjusted pursuant to Section 1.3) or, in the case of Sudekum, the Option Exercise Price.

      (f) Notwithstanding the provisions of this Agreement, Purchaser and SARC shall not be required to indemnify Sellers pursuant to this Agreement in an amount greater than $1,000,000.

      8.6. Indemnification as Sole Legal Remedy. The provisions of this Article VIII shall be the Parties' sole legal remedy for any breach of any of the representations and warranties set forth in this Agreement.

                                 IX. TERMINATION

      9.1. Termination. This Agreement may be terminated and the transaction abandoned at any time prior to the Closing Date as follows:

      (a)   By the mutual written consent of Purchaser and Seller;

      (b) By Purchaser or Seller, if the Closing has not occurred by November 15, 2004;

      (c) by Purchaser if (A) there has been a material violation or breach of any of the Sellers' agreements, representations or warranties contained in this Agreement which has not been waived by Purchaser in writing; or (B) Purchaser shall determine that the conditions set forth in Section 6.2 will not be satisfied;

      (d) by the Sellers' Majority if there has been a material violation or breach of any of the Purchaser's or SARC's agreements, representations or warranties contained in this Agreement which has not been waived by such Sellers' Majority in writing.

      9.2. Notice of Termination. In the event of such termination by either Purchaser or Seller pursuant to Section 9.1 hereof, written notice shall forthwith be given to the other party or parties hereto.

      9.3. Consequences of Termination. In the event this Agreement is terminated as provided in Section 9.1 above, (a) Purchaser shall deliver to Sellers all documents (and copies thereof in its possession) concerning the Company previously delivered by Sellers or the Company to Purchaser; and (b) none of the parties hereto nor any of their respective shareholders, directors, officers, agents or consultants shall have any liability to the other party for costs, expenses, loss of anticipated profits, consequential damages or otherwise, except for any intentional breach of any of the provisions of this Agreement.

                                X. MISCELLANEOUS

      10.1. Schedules and Other Instruments. Each Schedule and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full.

      10.2. Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the Parties except as may be herein specifically provided to the contrary; provided, however, at the reasonable request and expense of a Party, the other Party or Parties shall execute such additional instruments and take such additional actions as the requesting Party may deem necessary to effectuate this Agreement. In addition and from time to time after Closing, Sellers shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Purchaser reasonably may request, to effectively convey and transfer full right, title and interest to, vest in, and place Purchaser in legal, equitable and actual possession of the Subject Interest. Sellers shall also furnish Purchaser with such information and documents in that Party's possession or under that Party's control, or which Sellers can execute or cause to be executed, as will enable Purchaser to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the Subject Interest. Additionally, each Party hereto shall cooperate with one another and use their respective reasonable efforts to have their respective present directors, officers and employees cooperate with one another on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to matters pertaining to all periods prior to Closing in respect of the items subject to this Agreement, provided that any Party hereto will reimburse the other Parties hereto for all costs and expenses incurred by the other Parties hereto in connection therewith.

      10.3. Consented Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order or purchase order if an attempted assignment thereof without the consent of the other Party thereto would constitute a breach thereof or in any material way affect the rights of Sellers, as appropriate, thereunder, unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect the rights thereunder of Sellers so that Purchaser would not in fact receive all such rights, the Parties shall cooperate in any reasonable arrangement designed to provide for the Parties the benefits under any such claim, right, contract, license, lease, commitment, sales order or purchase order, including, without limitation, enforcement of any and all rights of Sellers, against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.

      10.4. Legal Fees and Costs. In the event a Party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial proceedings, the prevailing Party will be entitled to recover such legal expenses, including, without limitation, reasonable attorney's fees, costs and necessary disbursements at all court levels, in addition to any other relief to which such Party shall be entitled.

      10.5. Choice of Law and Venue. The Parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Missouri. The Parties hereto hereby designate all courts of record sitting in St. Louis City or County, Missouri both state and federal, as forums where any action, suit or proceeding in respect of or arising out of this Agreement, or the transactions contemplated by this Agreement shall be prosecuted as to all Parties, their successors and assigns, and by the foregoing designations the Parties hereto consent to the jurisdiction and venue of such courts.

      10.6. Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors and assigns; provided, however, that no Party may assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, further, however, that any Party may, without the prior written consent of the other Party, assign its rights and delegate its duties hereunder to one or more of its affiliates. This Agreement is intended solely for the benefit of the Parties hereto and is not intended to, and shall not, create any enforceable third party beneficiary rights.

       10.7. Cost of Transaction. Except as otherwise provided herein, whether or not the transactions contemplated hereby shall be consummated, the Parties agree s follows: (i) Sellers will pay the fees, expenses, and disbursements of Sellers and their agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto; and (ii) Purchaser shall pay the fees, expenses and disbursements of Purchaser and its agents, representatives, accountants and counsel incurred in connection with the subject matter hereof and any amendments hereto. Sellers and Purchaser shall share, equally, for the costs of any regulatory or licensure filings under the laws or regulations of the State of Missouri.

       10.8.  Confidentiality.

       (a) The information, documents and instruments delivered to Purchaser by Sellers or their agents and the information, documents and instruments delivered to Sellers by Purchaser or its respective agents are of a confidential and proprietary nature. Each of the Parties hereto agrees that both prior and subsequent to the Closing it will maintain the confidentiality of all such confidential information, documents or instruments delivered to it by each of the other Parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and will only disclose such information, documents and instruments to its duly authorized officers, directors, representatives and agents. Each of the Parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other Party to this Agreement. Each of the Parties hereto recognizes that any breach of this Section would result in irreparable harm to the other Parties to this Agreement and their affiliates and that therefore each of them shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies. Nothing in this Section 10.8, however, shall prohibit the use of such confidential information, documents or information for such governmental filings as in the reasonable opinion of Seller's counsel or Purchaser's counsel are (i) required by law or governmental regulations or (ii) otherwise appropriate.

       (b) The Parties hereto agree that the terms and conditions of this Agreement, and all other agreements and instruments executed and delivered by the respective Parties in connection with this Agreement (the "Transaction Documents") shall remain confidential. Neither Purchaser nor Sellers nor their respective agents and representatives shall distribute the Transaction Documents or any drafts thereof, or any part thereof, to any third party unless required by law to do so.

       10.9. Public Announcements. Sellers agree that they shall not release, publish or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Purchaser, except for information and filings reasonably necessary to be directed to governmental agencies to fully and lawfully effect the transactions herein contemplated or required in connection with securities and other laws, and Purchaser shall notify Sellers prior to the time at which Purchaser (or any of its Affiliates) makes any such public announcement.

       10.10. Waiver of Breach. The waiver by any Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof.

       10.11. Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given upon receipt or refusal to accept receipt when delivered personally, by telegraphic or other electronic means (including telecopy and telex) or overnight courier, or five days after being deposited in the United States mail, with postage prepaid thereon, or certified or registered mail, return receipt requested, addressed as follows:

              Sellers:                    (Individuals identified on Exhibit A)
                                          1028 S. Kirkwood Road
                                          Kirkwood, MO 63122

              With a simultaneous         Lashly & Baer, P.C.
              copy to:                    714 Locust Street
                                          St. Louis, MO 63101
                                          Attention: Richard D.
                                          Watters, Esq.

              Purchaser or SARC:          c/o Symbion, Inc.
                                          40 Burton Hills Boulevard, Suite 500
                                          Nashville, TN 37215
                                          Attention: President

              With a simultaneous         Waller Lansden Dortch & Davis, PLLC
              copy to:                    511 Union Street, Suite 2700
                                          Nashville, Tennessee 37219-1760
                                          Attention: Joseph A. Sowell, III, Esq.

or to such other address, and to the attention of such other person or officer as any Party may designate, with copies thereof to the respective counsel thereof as notified by such Party.

       10.12. Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

       10.13. Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

       10.14. Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

       10.15. Survival. All of the representations, warranties, covenants and agreements made by the Parties in this Agreement or pursuant hereto in any certificate, instrument or document shall survive the consummation of the transactions described herein and may be fully and completely relied upon by Sellers and Purchaser, as the case may be, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at Closing or thereafter.

       10.16. Entire Agreement/Amendment. This Agreement supersedes all previous contracts (other than the Option Agreements), and constitutes the entire agreement of whatsoever kind or nature (other than the Option Agreements) existing between or among the Parties respecting the within subject matter and no Party shall be entitled to benefits other than those specified herein. As between or among the

Parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The Parties specifically acknowledge that in entering into and executing this Agreement, the Parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all Parties hereto. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

       10.17. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY
WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHTS TO DEMAND TRIAL BY JURY.

       10.18. Tax Advice and Reliance. Except as expressly provided in this Agreement, none of the Parties (nor any of the Parties' respective counsel, accountants or other representatives) has made or is making any representations to any other Party (or to any other Party's counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable tax laws. Each Party has relied solely upon the tax advice of its own employees or of representatives engaged by such Party and not on any such advice provided by any other Party hereto.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                             SMBIMS KIRKWOOD, INC.

                                             By: /s/ Charles T. Neal
                                                 -------------------

                                             Name: Charles T. Neal

                                             Title: President

                                             MEMBERS

                                             Signatures appear on the following
                                             Counterpart Signature Pages

The undersigned joins herein solely for the purposes of
Article VIII and Section 3.5 hereof.

SYMBION AMBULATORY RESOURCE
 CENTRES, INC.

By: /s/ Charles T. Neal
    -------------------
Name: Charles T. Neal
Title: President

            MEMBERS' COUNTERPART SIGNATURE PAGE TO PURCHASE AGREEMENT

                                                  /s/ Mark D. Miller, M.D.
                                                  ------------------------
                                                  Signature of Member

                                                  Mark D. Miller, M.D.
                                                  Print Name of Member

                                                  1619 Wildhorse Parkway
                                                  Chesterfield, MO 63005
                                                  Address of Member

            MEMBERS' COUNTERPART SIGNATURE PAGE TO PURCHASE AGREEMENT

                                                  /s/ George Paletta
                                                  ------------------------
                                                  Signature of Member

                                                  George Paletta
                                                  Print Name of Member

                                                  2 Frontenac Place Drive
                                                  Frontenac, Missouri 63131
                                                  Address of Member

            MEMBERS' COUNTERPART SIGNATURE PAGE TO PURCHASE AGREEMENT

                                                  /s/ David Brown
                                                  ------------------------
                                                  Signature of Member

                                                  David Brown
                                                  Print Name of Member

                                                  16547 Saddle Creek Road
                                                  Clarkson Valley, MO 63005
                                                  Address of Member

            MEMBERS' COUNTERPART SIGNATURE PAGE TO PURCHASE AGREEMENT

                                                  /s/ John C. Galanis, M.D.
                                                  -------------------------
                                                  Signature of Member

                                                  John C. Galanis, M.D.
                                                  Print Name of Member

                                                  16027 Aston Court
                                                  Chesterfield, MO 63005
                                                  Address of Member

            MEMBERS' COUNTERPART SIGNATURE PAGE TO PURCHASE AGREEMENT

                                                  /s/ Lyndon Gross
                                                  ------------------------
                                                  Signature of Member

                                                  Lyndon Gross
                                                  Print Name of Member

                                                  529 North and South Road
                                                  St. Louis, MO 63130
                                                  Address of Member

            MEMBERS' COUNTERPART SIGNATURE PAGE TO PURCHASE AGREEMENT

                                                  /s/ Mitchell B. Rotman, M.D.
                                                  ----------------------------
                                                  Signature of Member

                                                  Mitchell B. Rotman, M.D.
                                                  Print Name of Member

                                                  90 Aberdeen Place
                                                  Claxton, MO 63105
                                                  Address of Member

            MEMBERS' COUNTERPART SIGNATURE PAGE TO PURCHASE AGREEMENT

                                                  /s/ Joseph R. Ritchie, M.D.
                                                  ----------------------------
                                                  Signature of Member

                                                  Joseph R. Ritchie, M.D.
                                                  Print Name of Member

                                                  13652 Armstead Drive
                                                  St. Louis, MO 63131
                                                  Address of Member

            MEMBERS' COUNTERPART SIGNATURE PAGE TO PURCHASE AGREEMENT

                                                  /s/ Richard F. Howard, D.O.
                                                  ----------------------------
                                                  Signature of Member

                                                  Richard F. Howard, D.O.
                                                  Print Name of Member

                                                  2554 Oak Spring Lane
                                                  St. Louis, MO 63131
                                                  Address of Member

            MEMBERS' COUNTERPART SIGNATURE PAGE TO PURCHASE AGREEMENT

                                                  /s/ David Hauschild
                                                  ------------------------
                                                  Signature of Member

                                                  David Hauschild
                                                  Print Name of Member

                                                  11 Kahlia Way Court
                                                  Sunset Hills, MO 63127
                                                  Address of Member

Schedules and Exhibits are omitted in accordance with Item 601(b)(2) of Regulation S-K. Schedules and Exhibits will be provided supplementally by Symbion, Inc. to the Securities and Exchange Commission upon request.